                                                                    EXHIBIT 99.3


                   FIRST AMENDMENT TO BUSINESS LOAN AGREEMENT

This First Amendment to Business Loan Agreement (the "Amendment") is made as of May 7, 2004, between Bank of America, N. A.("Bank"), and Pacific Sunwear of California, Inc., a California corporation (the "Borrower").

                                    RECITALS

         A. Borrower and Bank entered into that certain Business Loan Agreement dated as of January 30, 2004 (the "Agreement").

         B. Borrower and Bank desire to amend the Agreement as herein provided.

                                    AGREEMENT

         1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

         2.       Amendments. The Agreement is hereby amended as follows:

                  2.1 Section 3.1(a) of the Agreement is amended in its entirety to read as follows:

                           "(a) Unused Commitment Fee. The Borrower agrees to
                  pay a fee on any difference between the Commitment and the amount of credit it actually uses, determined by the weighted average credit outstanding during the specified period. The fee will be calculated at (i) 0.20% per year, if consolidated EBITDA (as defined in Section 7.3 hereof) is equal to or greater than $100,000,000, or (ii) 0.25% per year, if consolidated EBITDA is less than $100,000,000. The calculation of credit outstanding shall include undrawn amounts of letters of credit and shipside bonds. The fee will be payable quarterly in arrears until expiration of the availability period."

                  2.2 In subsection (c) of Section 7.10 of the Agreement, the first sentence is amended to read as follows:

                           "(c) capital stock repurchases not in excess of (x)
                  Fifty Million Dollars ($50,000,000) in the aggregate from the date of this Agreement through May 6, 2004, or (y) Twenty-Five Million Dollars ($25,000,000) in the aggregate from May 7, 2004 through the Expiration Date; provided that, after giving effect to such stock repurchase (i) No Event of Default under this Agreement has occurred and is continuing and (ii) Borrower has not less than Fifty Million Dollars ($50,000,000)
                  in Unencumbered Liquid Assets. . . . "

         3. Representations and Warranties. Borrower hereby represents and warrants to Bank that: (i) no default specified in the Agreement and no event which with notice or lapse of time or both would become such a default has occurred and is continuing and has not been previously waived, (ii) the representations and warranties of Borrower pursuant to the Agreement are true on and as of the date hereof as if made on and as of said date, (iii) the making and performance by Borrower of this Amendment have been duly authorized by all necessary action, and (iv) no consent, approval, authorization, permit or license is required in connection with the making or performance of the Agreement as amended hereby.

         4. Conditions. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

                  4.1 This Amendment duly executed by all parties hereto.

                  4.2 Payment of all out-of-pocket expenses, including attorneys' fees, incurred by the Bank in connection with the preparation of this Amendment.

         5. Effect of Amendment. Except as provided in this Amendment, the Agreement shall remain in full force and effect and shall be performed by the parties hereto according to its terms and provisions.

         IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto as of the date first above written.


                                          BANK OF AMERICA, N.A.

                                          By:
                                              ----------------------------------
                                          Name:
                                                --------------------------------
                                          Title:
                                                 -------------------------------


                                          PACIFIC SUNWEAR OF CALIFORNIA, INC.

                                          By:
                                              ----------------------------------
                                          Name: Greg Weaver
                                          Title: Chairman and Chief
                                                 Executive Officer

                                          By:
                                              ----------------------------------
                                          Name: Carl Womack
                                          Title: Chief Financial Officer


                                       2